UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                             The Ryland Group, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    783764103
                                 (CUSIP Number)



                                December 31, 2004
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1(b)

      [ ] Rule 13d-1(c)

      [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 783764103                             13G           Page 2 of 4 Pages
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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Chilton Investment Company, Inc.

      13-3667517
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (a) [ ]
                                                                         (b) [X]
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3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     400,000
              ------------------------------------------------------------------
  NUMBER OF   6.     SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
  OWNED BY    ------------------------------------------------------------------
    EACH      7.     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            400,000
    WITH      ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      400,000
--------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                                     [ ]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.8%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IA
--------------------------------------------------------------------------------

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CUSIP No. 783764103                             13G           Page 3 of 4 Pages
--------------------------------------                        ------------------

Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on November 28, 2003 (the "Schedule 13G") by Chilton Investment Company, Inc. (the "Reporting Person") with respect to the common stock (the "Common Stock"), of The Ryland Group, Inc. a Maryland corporation, is hereby amended by this Amendment No. 1 to the
Schedule 13G to report a change in the information reported in the Schedule 13G. The Schedule 13G is hereby amended as follows:

Items 3, 4 and 5 are hereby amended and restated in their entirety to read:

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

    (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

    (e) [x] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.      Ownership.

             (a)   Amount beneficially owned: 400,000 shares

             (b)   Percent of class:  0.8 %

             (c)   Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote: 400,000
                   (ii)  Shared power to vote or to direct the vote: 0
                   (iii) Sole power to dispose or to direct the disposition of:
                         400,000
                   (iv) Shared power to dispose or to direct the disposition of: 0

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CUSIP No. 783764103                             13G           Page 4 of 4 Pages
--------------------------------------                        ------------------

Item 5.      Ownership of Five Percent or Less of a Class.
             ------------------------------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].
             ------------------------------------------------------------------


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005


                                       Chilton Investment Company, Inc.



                                    By:
                                       ---------------------------------------
                                        Name: James Steinthal
                                        Title: Senior Vice President